Exhibit 99.1

Teknova Reports First Quarter 2022 Financial Results

First quarter 2022 total revenue was $11.1 million, up 23% year-over-year

Excluding Sample Transport revenue, first quarter 2022 total revenue was $11.1 million, up 37% year-over-year

Strong cash position of $76.5 million supports investment in growth strategy

HOLLISTER, Calif., May 11, 2022 – Alpha Teknova, Inc. (“Teknova”) (Nasdaq: TKNO), a leading provider of critical reagents for the discovery, development, and commercialization of drug therapies, novel vaccines, and molecular diagnostics, today announced financial results for the first quarter ended March 31, 2022.

“2022 is off to an excellent start. Order demand remains strong, and we achieved a record revenue quarter,” said Stephen Gunstream, President and CEO of Teknova. “We continue to make progress against our strategic investment priorities, including construction of our new manufacturing facility, which we expect to have online by year end.”

Corporate and Financial Updates

•
Achieved record quarterly total revenue of $11.1 million, up 23%, compared to $9.1 million in the first quarter 2021, and up 37% to $11.1 million for the first quarter 2022, compared to $8.2 million for the first quarter 2021, when Sample Transport is excluded
•
Remained on track with expansion of our manufacturing capacity in existing facilities and construction of a new, state-of-the-art manufacturing facility
•
Reported cash position of $76.5 million, supporting investment in future growth
•
Amended existing $27 million credit facility and increased amount available to $57 million to help ensure the Company will have the capital to execute our domestic, organic growth plan

Revenue for the First Quarter 2022

(Dollars in Thousands)	For the Three Months Ended March 31,
	2022	2021
Lab Essentials	$ 6,975	$ 6,790
Clinical Solutions	3,812	1,071
Sample Transport	6	924
Other	354	293
Total revenue	$ 11,147	$ 9,078

First Quarter 2022 Financial Results

Total revenue for the first quarter 2022 was $11.1 million, up 23%, compared to $9.1 million in the first quarter 2021, and up 37% to $11.1 million in the first quarter 2022, compared to $8.2 million in the first quarter 2021, when Sample Transport is excluded.

Gross profit for the first quarter 2022 was $5.3 million, compared to $5.0 million in the first quarter 2021. Gross margin for the first quarter 2022 was 48.0% of revenue, compared to 55.4% in the first quarter 2021. The lower gross margin for the first quarter 2022 reflects higher costs associated with expected investments that the Company began making in its current manufacturing capacity and related capabilities to support long-term growth.

Operating expenses for the first quarter 2022 were $11.2 million, compared to $5.9 million in the first quarter 2021. The increase was primarily related to continued hiring across the Company. The increase also reflects costs in the first quarter 2022 associated with operating as a public company when compared to the first quarter 2021.

Net loss for the first quarter 2022 was negative $5.5 million, or negative $0.20 per diluted share, compared to net loss of negative $0.7 million, or negative $0.18 per diluted share, for the first quarter 2021.

Cash used in operating activities for the first quarter 2022 was $5.2 million, compared to cash provided by operating activities of $2.4 million for the first quarter 2021.

Adjusted EBITDA for the first quarter 2022 was negative $4.3 million, compared to break-even for the first quarter 2021. Free Cash Flow was negative $11.1 million for the first quarter 2022, compared to negative $1.5 million for the first quarter 2021.

2022 Revenue Outlook

Teknova now anticipates total revenue of $45 million to $48 million for the fiscal year ending December 31, 2022, which assumes greater than 30% growth at the mid-point of guidance. Total revenue growth is expected to be driven by an approximately 25% increase in Lab Essentials and at least a 60% increase in Clinical Solutions. The Company does not anticipate any material revenue from Sample Transport in 2022.

Conference Call and Webcast

Teknova will host a webcast and conference call on Wednesday, May 11, 2022, beginning at 4:30 p.m. ET. Participants can access the live webcast on the Investor Relations section of the Teknova website and at this link: https://edge.media-server.com/mmc/p/6nk6u95b. The conference call can also be accessed by dialing +1 877-312-1451 for domestic callers and +1 470-495-9521 for international callers. The conference ID number is 7978825. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova is expediting clinical breakthroughs in life sciences by providing custom products and reagents for drug therapies, novel vaccines, and molecular diagnostics. With a focus on agility and customization, Teknova delivers research-grade and GMP products, including cell culture media and supplements, protein and nucleic acid purification buffers, and molecular biology reagents for a multitude of established and emerging applications, including cell and gene therapy, mRNA therapeutics, genomics, and synthetic biology. Teknova's proprietary processes enable the manufacture and delivery of high-quality, custom, made-to-order products with short turnaround times and at scale across all stages of development, including commercialization.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of our business and the effectiveness of our business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net income (loss) adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that we do not consider representative of our ongoing operating performance.

Teknova defines Free Cash Flow as cash provided by (used in) operating activities less purchases of property, plant, and equipment.

Teknova presents Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in our industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in our operating results because they exclude items that are not indicative of our core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to our anticipated total revenue, growth in Lab Essentials and growth in Clinical Solutions for 2022, our expectation that our new manufacturing facility will be online by year-end and statements about our prospects and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, demand for our products; our ability to expand our production capacity and commercial and R&D capabilities; our cash flows and revenue growth rate; our supply chain, sourcing, manufacturing and warehousing; inventory management; risks related to global economic and marketplace uncertainties related to the impact of the COVID-19 pandemic, including the impact of the pandemic on our supply chain; reliance on a limited number of customers for a high percentage of our revenue; potential acquisitions and integration of other companies and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contacts

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-637-1100

Sara Michelmore

MacDougall Advisors

smichelmore@macdougall.bio

+1 781-235-3060

Media Contact

Jenn Henry

Senior Vice President, Marketing

jenn.henry@teknova.com

+1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2022	2021
Revenue	$ 11,147	$ 9,078
Cost of sales	5,798	4,053
Gross profit	5,349	5,025
Operating expenses:
Research and development	2,013	700
Sales and marketing	1,597	705
General and administrative	7,295	4,161
Amortization of intangible assets	287	287
Total operating expenses	11,192	5,853
Loss from operations	(5,843)	(828)
Other (expenses) income, net
Interest (expense) income, net	(13)	7
Other expense, net	—	1
Total other (expenses) income, net	(13)	8
Loss before income taxes	(5,856)	(820)
Benefit from income taxes	(359)	(165)
Net loss	$ (5,497)	$ (655)
Net loss per share—basic and diluted	$ (0.20)	$ (0.18)
Weighted average shares used in computing net loss per share—basic and diluted	28,030,971	3,599,232

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of March 31,	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$ 76,455	$ 87,518
Accounts receivable, net	5,978	4,666
Inventories, net	6,426	5,394
Income taxes receivable	1,188	1,188
Prepaid expenses and other current assets	1,891	2,438
Total current assets	91,938	101,204
Property, plant and equipment, net	37,059	29,810
Operating right-of-use lease assets	19,661	—
Goodwill	16,613	16,613
Intangible assets, net	18,417	18,704
Other non-current assets	396	180
Total assets	$ 184,084	$ 166,511
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,028	$ 2,248
Accrued liabilities	7,510	5,495
Current portion of operating lease liabilities	2,098	—
Total current liabilities	12,636	7,743
Deferred tax liabilities	2,793	3,153
Other accrued liabilities	253	273
Long-term debt, net	11,916	11,870
Deferred rent	—	269
Long-term operating lease liabilities	17,938	—
Total liabilities	45,536	23,308
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	151,583	150,741
Accumulated deficit	(13,035)	(7,538)
Total stockholders’ equity	138,548	143,203
Total liabilities and stockholders’ equity	$ 184,084	$ 166,511

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2022	2021
Operating activities:
Net loss	$ (5,497)	$ (655)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Bad debt expense	7	(88)
Inventory reserve	(4)	(2)
Depreciation and amortization	751	652
Stock-based compensation	787	183
Deferred taxes	(360)	(164)
Amortization of debt financing costs	46	—
Non-cash lease expense	106	—
Other	—	(10)
Changes in operating assets and liabilities:
Accounts receivable	(1,319)	400
Inventories	(1,028)	(295)
Income taxes receivable	—	(177)
Prepaid expenses and other current assets	547	348
Accounts payable	237	1,283
Accrued liabilities	762	847
Other	(236)	79
Cash (used in) provided by operating activities	(5,201)	2,401
Investing activities:
Purchase of property, plant and equipment	(5,917)	(3,884)
Proceeds from loan to related party	—	529
Proceeds on sales of short-term marketable securities	—	1,132
Proceeds from maturities of short-term marketable securities	—	695
Cash used in investing activities	(5,917)	(1,528)
Financing activities:
Proceeds from long-term debt	—	11,889
Debt issuance costs	—	(153)
Payment of costs related to initial public offering	—	(1,458)
Proceeds from exercise of stock options	55	—
Cash provided by financing activities	55	10,278
Change in cash and cash equivalents	(11,063)	11,151
Cash and cash equivalents at beginning of period	87,518	3,315
Cash and cash equivalents at end of period	$ 76,455	$ 14,466

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2022	2021
Net loss – as reported	$ (5,497)	$ (655)
Add back:
Interest (expense) income, net	(13)	7
Benefit from income taxes	(359)	(165)
Depreciation expense	464	365
Amortization of intangible assets	287	287
EBITDA	$ (5,092)	$ (175)
Other and one-time expenses:
Stock-based compensation expense	787	183
Adjusted EBITDA	$ (4,305)	$ 8

	For the Three Months Ended March 31,
	2022	2021
Cash (used in) provided by operating activities	$ (5,201)	$ 2,401
Purchase of property, plant and equipment	(5,917)	(3,884)
Free Cash Flow	$ (11,118)	$ (1,483)